EXHIBIT 5

21.10.2022

Member’s Requisition for Extraordinary General Meeting

MiCo IVD Holdings, LLC
5 Orchard Rd
Skillman
NJ 08558
The Directors
Trinity Biotech PLC
IDA Business Park
Bray
Co. Wicklow
CRO No. 183476

BY HAND AND BY REGISTERED POST
21 October 2022

Trinity Biotech Public Limited Company (the “Company”) and Sections 146 and 178 of the Companies Act 2014

Dear Sirs

As you are aware, we are the beneficial owners of approximately 29.4% of the voting share capital of the Company. This was acknowledged by the Company in the Form F-3 dated 30 August 2022 filed with the US Securities and Exchange Commission that stated that:

“MiCo owns approximately 29.4% of the voting share capital of our Company, which gives MiCo significant influence over our management and affairs and may deter a change in control or other transaction that may be favorable to our shareholders”.

Pursuant to section 178(3) of the Companies Act 2014 (the ‘Act’), we hereby require you to convene an Extraordinary General Meeting of the Company for the purpose of considering and, if thought fit, passing as ordinary resolutions the resolutions set out herein. In addition, we hereby give you notice in accordance with section 146 of the Act of our intention to move such resolutions:

1	That Aris Kekedjian be removed from office as a director of the Company with effect from the conclusion of this general meeting;

2	That Jim Walsh be removed from office as a director of the Company with effect from the conclusion of this general meeting;

3	That Ronan O’Caoimh be removed from office as a director of the Company with effect from the conclusion of this general meeting; and

4	That John Gillard be removed from office as a director of the Company with effect from the conclusion of this general meeting.

5	That Scott Marquardt, having consented to act as a director of the Company, be appointed as a director of the Company with effect from the conclusion of this general meeting.

21.10.2022

Please note that in accordance with section 146(3)(b) of the Act you are also obliged to send a copy of the notice convening the meeting to the directors named in resolutions 1-4 above.

Note that should you fail to convene the meeting within 21 days of the date of this letter we ourselves will do so in accordance with the provisions of section 178(5) of the Act.

Yours faithfully,

/s/ Seonkyu Jeon
Seonkyu Jeon as director of MiCo IVD Holdings, LLC